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                                                                                                                          EXHIBIT 12


                                                           TEREX CORPORATION
                                           CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                         (amounts in millions)



                                                          Three Months Ended          Nine Months Ended
                                                            September 30,               September 30,
                                                     -------------------------- --------------------------
                                                          2003         2002           2003         2002
      Earnings
      Income (loss) from continuing operations
         before income taxes and cumulative effect
         of change in accounting principle...........$     19.0   $    16.4     $   (25.7)    $   43.4


        Adjustments:
          Minority interest in losses of
          consolidated subsidiaries..................     ---         ---           ---          ---
          Undistributed (income) loss of less than
          50% owned investments......................     ---         ---           ---          ---
          Distributions from less than 50% owned
          investments................................     ---         ---           ---          ---
          Fixed charges..............................      27.9        27.7          90.4         76.6
                                                     ------------ ------------- ------------- -------------

        Earnings.....................................      46.9        44.1          64.7        120.0
                                                     ------------ ------------- ------------- -------------

      Fixed charges, including preferred accretion
        Interest expense, including debt discount
          amortization...............................      23.0        22.1          74.8         65.9
        Accretion of redeemable convertible
          preferred stock...........................      ---         ---           ---          ---
        Amortization of debt issuance costs                 1.2         1.2           3.9          3.2
        Portion of rental expense representative of
          interest factor (assumed to be 33%)........       3.7         4.4          11.7          7.5
                                                     ------------ ------------- ------------- -------------

        Fixed charges................................$     27.9   $    27.7     $    90.4     $   76.6
                                                     ------------ ------------- ------------- -------------


      Ratio of earnings to fixed charges.............       1.7x        1.6x        ---            1.6x
                                                     ============ ============= ============= =============

      Amount of earnings deficiency for coverage of
        fixed charges................................$    ---     $   ---       $    25.7     $  ---
                                                     ============ ============= ============= =============

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